EXHIBIT 10.1

FOURTH AMENDMENT TO CREDIT AGREEMENT

THIS FOURTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of November 17, 2005, by and between PLANTRONICS, INC., a Delaware corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).
RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of July 31, 2003, as amended from time to time (the “Credit Agreement”).

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that, effective as of the date hereof, the Credit Agreement shall be amended as follows:

Section 1. Definitions. Each capitalized term used but not otherwise defined herein has the meaning assigned to it in the Credit Agreement.

Section 2. Amendments to Credit Agreement. The Credit Agreement is hereby amended as follows:

(a) Paragraph (c) of Section 8.09 is hereby amended and restated to read in full as follows:

(c) declare or pay cash dividends to its common stock shareholders or repurchase or redeem its common stock; provided that (i) for any fiscal quarter during the Company’s fiscal years ending April 1, 2006 and March 31, 2007, the aggregate amount of all such dividends declared or paid and common stock repurchased or redeemed (collectively, “Distributions”) during such fiscal quarter, together with the aggregate amount of all Distributions made in the three fiscal quarters immediately preceding such fiscal quarter, shall not exceed 75% of the amount of the cumulative consolidated net income of the Company and its Subsidiaries (net of cumulative losses) reported in the eight consecutive fiscal quarter period ending with the fiscal quarter immediately preceding the date as of which the applicable Distributions occurred, and (ii) for any Distributions made during any fiscal quarter not described in clause (i) of this paragraph (c), the aggregate amount of all such Distributions made during any such fiscal quarter, together with the aggregate amount of all Distributions made in the three fiscal quarters immediately preceding such fiscal quarter, shall not exceed 50% of the amount of the cumulative consolidated net income of the Company and its Subsidiaries (net of cumulative losses) reported in the eight consecutive fiscal quarter period ending with the fiscal quarter immediately preceding the date as of which the applicable Distributions occurred;

(b) Section 8.12 Net Income is hereby amended and restated in its entirety as follows:

8.12 Net Income. Net income after taxes of not less than $1.00, determined as of each fiscal quarter end for the four fiscal quarter period then ended.

Section 3. Interpretation. Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. This Amendment and the Credit Agreement shall be read together, as one document.

Section 4. Representations, Warranties and Covenants. Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

PLANTRONICS, INC. By: /s/ Barbara V. Scherer Barbara V. Scherer Senior Vice President, Finance & Administration and Chief Financial Officer	WELLS FARGO BANK, NATIONAL ASSOCIATION By: /s/ Patrick Bishop Patrick Bishop Vice President
By: /s/ Richard R. Pickard Richard R. Pickard Vice President, Secretary and General Counsel